Exhibit 10.66

MATADOR RESOURCES COMPANY
ANNUAL CASH INCENTIVE PLAN
(effective as of January 1, 2019)
ARTICLE 1
PURPOSE
The Plan is intended to provide the Company, and any successor thereto, a means by which it can engender and sustain a sense of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company may award to such employees annual incentive compensation, which is tied to the achievement of one or more pre-established performance goals, based on the terms and conditions established herein.
ARTICLE 2
DEFINITIONS
For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1    “Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
2.2    “Award” means a grant of Incentive Compensation by the Committee that may be paid to a Participant upon the satisfaction of one or more specified Performance Goal(s) for a particular Performance Period, pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Cause” has the meaning set forth in the Participant’s employment agreement, or if none, means (i) Participant’s continued and material failure to perform the duties of his employment consistent with Participant’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) if Participant is a party to an employment agreement, Participant’s failure to perform his material obligations under such agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, or a material breach by the Participant of Company’s written policies concerning discrimination, harassment or securities trading, (iii) Participant’s refusal or failure to follow lawful directives of the Board, the Chairman of the Board and/or Chief Executive Officer, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Participant’s commission of an act of fraud, theft, or embezzlement, (v) Participant’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Participant’s intentional breach of fiduciary duty; provided, however, that Participant shall have thirty (30) days after written notice from the Board (or the Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or the Committee).

2.5    (a)    “Change in Control” means a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:
(i)    Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or
(ii)    Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:
(A)    the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or
(B)    the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.
(b)    The provisions of this Section 2.5 shall be interpreted in accordance with the requirements of Code Section 409A, it being the intent of the parties that, to the extent necessary to comply with Code Section 409A, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.
2.6    “Claim” shall have the meaning set forth in Section 7.5.
2.7    “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.
2.8    “Committee” means the independent members of the Board or any other committee as determined by the Board.
2.9    “Company” means Matador Resources Company, a Texas corporation, and any successor entity.
2.10    “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company that is on the payroll of the Company or any Subsidiary of the Company.
2.11    “Fiscal Year” means the fiscal year of the Company.
2.12    “Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.
2.13    “Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which may be established by the Committee in accordance with Section 5.1 below.
2.14    “Participant” means an Employee who satisfies the eligibility requirements of Article 4 of the Plan and who is selected by the Committee to participate in the Plan for any Performance Period.
2.15    “Partially Disabled” means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under his employment agreement, or if the Participant is not a party to any such agreement, to perform his assigned duties for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability).

2.16    “Performance Goals” means the objectives established by the Committee based on the factors set forth in Section 5.2 for the Performance Period pursuant to Section 5.1 hereof for the purpose of determining Awards under the Plan.
2.17    “Performance Period” means the consecutive 12-month period that constitutes the Company’s fiscal year or any other Performance Period designated by the Company for purposes of an Award hereunder.
2.18    “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A.
2.19    “Plan” means this Matador Resources Company Annual Cash Incentive Plan, as set forth herein and as amended from time to time.
2.20    “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
2.21    “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.
2.22    “Termination of Service” occurs when a Participant who is an Employee has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.
2.23    “Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which may be established by the Committee in accordance with Section 5.1 below.
2.24    “Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which may be established by the Committee in accordance with Section 5.1 below.
2.25    “Totally Disabled” or “Total Disability” has the meaning ascribed to such term (or comparable term) in, and for the period necessary to qualify for benefits under, any disability income insurance policy and any replacement policy or policies covering Participant and that Participant has been declared to be Totally Disabled by the insurer.

ARTICLE 3
ADMINISTRATION
Subject to the terms of this Article 3, the Plan shall be administered by the Committee. With respect to Awards to executive officers of the Company, the Committee shall consist of not fewer than two independent members of the Board within the meaning of the listing standards of the New York Stock Exchange, or any other exchange on which the Company’s common stock is publicly traded, as such listing standards apply to compensation committee members. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, (iv) supply any omissions herein, and reconcile and correct any errors or inconsistencies, (v) decide any questions in the administration and application of the Plan, (vi) make equitable adjustments for any mistakes or errors made in the administration of the Plan, (vii) maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan, (viii) enforce the terms of the Plan and the rules and regulations adopted thereunder, (ix) review claims and render decisions on claims for benefits under the Plan, (x) employ agents, attorneys, accountants or other persons (who may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder and (xi) perform any and all other acts necessary, desirable or appropriate for the proper management and administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all interested parties.
For each Performance Period, the Committee shall have full authority to (i) designate the Employees who shall participate in the Plan, (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article 5 hereof and (iii) establish and certify the achievement of the Performance Goals.
With respect to restrictions in the Plan that are based on the requirements of Code Section 409A, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.
ARTICLE 4
ELIGIBILITY
Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. For each Performance Period, the Committee shall select the particular Employees to whom an Award may be awarded for such Performance Period. Awards may be made by the Committee at any time and from time to time during a Performance Period to new Participants, or to then Participants, and may include or exclude any previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including, without limitation, determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan. To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.
ARTICLE 5
ANNUAL BONUS AWARDS
5.1    Performance Period and Performance Goal Establishment. For each grant of Awards hereunder, the Committee shall approve, as applicable, the following: (i) the applicable Performance Period; (ii) the Performance Goal(s) for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Performance Goal(s) for the Performance Period (if applicable), (iv) with respect to each Participant, the Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting, if any, of each Performance Goal in determining the Participant’s Incentive Compensation (if applicable) and (v) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement and Maximum Achievement levels (if applicable).
5.2    Performance Goals. The Performance Goals established by the Committee for any Performance Period shall relate to the achievement of predetermined objectives for the Company and its Subsidiaries or individual Participants, which, shall consist of the factors determined by the Committee. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either any individual Participant, the Company or any of its Subsidiary organizations or divisions:
(a)    Earnings (either in aggregate or on a per-share basis) or adjusted earnings;
(b)    Net income or adjusted net income;
(c)    Operating income;
(d)    Operating profit;
(e)    Cash flow;
(f)    Return measures (including cash return on cash invested (CROCI), return on average capital employed (ROACE) or other return on assets, investments, equity or invested capital);
(g)    Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders);
(h)    Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;
(i)    Adjusted EBITDA;
(j)    Acreage;
(k)    Reserves, total reserves, reserves per barrel;

(l)    Present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% (or PV 10);
(m)    Gross revenues;
(n)    Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;
(o)    Economic value or economic value added;
(p)    Market share or market share added;
(q)    Annual net income to common stock;
(r)    Earnings per share or growth in earnings per share;
(s)    Annual cash flow provided by operations;
(t)    Changes in annual revenues;
(u)    Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, execution of new midstream third-party agreements, identified project milestones, completion of significant projects, production, gathering, processing or disposal volume levels (on an absolute or debt-adjusted basis), cost targets, lease operating expenses, G&A expenses, leverage ratio, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures;
(v)    Goals relating to specific environmental compliance measures and safety and accident rates;
(w)    Individual management objectives;
(x)    Certain strategic goals, such as consummation of transactions or events, or other qualitative matters, that improve operational efficiencies or results, preserve the Company’s balance sheet, create additional value through acquisitions, divestitures, joint ventures or other value creating transactions, expand or increase the per share value of the Company’s midstream business, represent an assumption of additional duties beyond those within an executive’s responsibilities, assist in staff development, retention and training or serve to maintain the Company’s culture and working conditions; and/or
(y)    Any other Performance Goal that the Committee deems appropriate.
The Committee may select any one or more of the Performance Goals applicable to a Participant, and Performance Goals may differ for one Participant to the next.
5.3    Adjustments for Extraordinary Items. The Committee, in its sole discretion, shall be authorized to make adjustments in the method of calculating the attainment of Performance Goals. Such adjustments may reflect, without limitation, the following: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) changes related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss.
5.4    Certification. As soon as administratively practicable following the end of the applicable Performance Period, the Committee shall certify: (i) the extent to which the Performance Goals were achieved, if any, for the Performance Period, (ii) the calculation of the Participants’ Incentive Compensation and (iii) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. Notwithstanding the foregoing, to the extent that one or more

Performance Goal(s) have been achieved prior to the end of an applicable Performance Period, the Committee may certify the achievement of such Performance Goal(s) prior to the end of the applicable Performance Period and determine the amount of Incentive Compensation, if any, to be paid to each Participant with respect to such Performance Goal(s).
5.5    Committee Discretion. After the certification described in Section 5.4 the Committee may, in its sole and absolute discretion, increase or decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period. The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, in determining whether to increase or decrease the Incentive Compensation to be paid to a Participant.
ARTICLE 6
PAYMENT OF INCENTIVE COMPENSATION
6.1    Form and Time of Payment. Except as otherwise provided herein, a Participant’s Award for a Performance Period shall be paid within seventy-five (75) days following the Committee’s certification described in Section 5.4.
6.2    Forfeiture Upon Termination Prior to End of Performance Period. If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason or is terminated by his or her employer for any reason during a Performance Period, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period. Under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee shall pay the Participant an amount not to exceed the amount otherwise determined for such Participant under Article V hereof; provided, however, if Participant was terminated for Cause prior to the date of actual payment, then the Participant will not be eligible to receive any payment under the Plan for that Performance Period.
6.3    Pro-Rata Payment for Death or Total Disability; New Hires and Promotions.
(a)    Death or Disability. If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant (or the Participant’s guardian or personal representative, beneficiary or estate, as applicable) shall, if the Committee so determines, be eligible to receive a pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.
(b)    New Hires; Promotions. Unless otherwise determined by the Committee, any individual who is promoted or becomes an Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is selected to be a Participant in the Plan. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.4    Recoupment. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event of a restatement of the Company’s financial statements or as may otherwise be set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.
6.5    Change in Control. In the event of a Change in Control during a Performance Period, the Company shall make a lump sum payment to each Participant equal to a pro rata amount of any potential Incentive Compensation payable under any Award made to such Participant, calculated by multiplying the amount payable for the greater of (i) Target Achievement or (ii) actual achievement of the Performance Goal(s) through the date of the Change in Control as determined by the Committee in its sole discretion, in either case by the percentage of the Performance Period completed prior to the Change in Control. Such payment shall be made as soon as practicable following, and in all events within 30 days following such Change in Control. In the event of such a lump sum payment, no further Incentive Compensation shall be payable under any such Award.
ARTICLE 7
MISCELLANEOUS PROVISIONS
7.1    Non‑Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.
7.2    No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.
7.3    Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company arising out of this Plan.
7.4    No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
7.5    Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Texas. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.
7.6    Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, assigns and personal representatives.
7.7    Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
7.8    Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.
7.9    Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.
7.10    Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.
7.11    Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off) or other similar change affecting the Company’s common stock; (b) any purchase, acquisition, sale or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring” or similar unusual item on the Company’s audited financial statements which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, in its sole discretion, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event.
ARTICLE 8
AMENDMENT, MODIFICATION, SUSPENSION
Except as provided in Section 7.11, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend or discontinue the Plan in whole or in part.
ARTICLE 9
EFFECT OF THE PLAN
Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.
ARTICLE 10
SECTION 409A COMPLIANCE
This Plan is intended to comply with Section 409A and shall be interpreted in a manner consistent with Section 409A. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s Termination of Service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s Termination of Service with the Company; or (B) the date of the Participant’s death following such Termination of Service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 10 shall be made to the Participant or the Participant’s beneficiary.

ARTICLE 11
TERM
The effective date of this Plan shall be as of January 1, 2019. This Plan shall remain in effect until it is terminated by the Committee or the Board. After termination of the Plan, no future Awards may be made. However, all Awards granted before such termination will continue to be effective in accordance with their terms and conditions.